Exhibit 99.1



                                 NEWS RELEASE



                       Contact:    Steven Bower
                                   Director, Investor Relations
                                   (704) 548-2382


                          COLLINS & AIKMAN ANNOUNCES
                     FIRST QUARTER OPERATING RESULTS AND
             PROPOSES OFFERING OF $400 MILLION OF DEBT SECURITIES



      Charlotte, NC -- May 17, 1996 --  Collins & Aikman
Corporation (NYSE:CKC) reported today operating results for the first quarter ended April 27, 1996 and announced the proposed offering of $400 million of debt securities by its wholly-owned subsidiary, Collins & Aikman Products Co.

      Sales for the quarter increased to $373.6 million compared to $334.9 million in the first quarter of fiscal 1995. Operating income for the first quarter of fiscal 1996 was $40.6 million compared to $42.3 million in the first quarter of fiscal 1995.

      Sales of the Automotive Products segment increased from $243.7 million to $282.7 million principally due to the acquisition of Manchester Plastics in January, 1996. As previously reported, the General Motors strike in March, 1996 impacted first quarter sales by approximately $17 million. Operating income of the Automotive Products segment declined from $31.1 million to $30.1 million principally as a result of the strike.

      Sales of the Interior Furnishings segment declined from $91.2 million to $90.9 million and operating income declined from $11.2 million to $10.5 million.

      Operating data tables for the Company's Automotive Products and Interior Furnishings segments are included at the end of this release. Complete financial results will be issued on or about
June 6, 1996.

      Collins & Aikman Corporation also announced today that its wholly-owned subsidiary, Collins & Aikman Products Co., proposes to offer $400 million principal amount of Senior Subordinated Notes, which will be guaranteed by Collins & Aikman Corporation, through a group of underwriters managed by Wasserstein Perella Securities, Inc., Chase Securities Inc. and BA Securities,
Inc. The Notes will be offered pursuant to an effective shelf registration statement.

      Collins & Aikman intends to use the net proceeds of the offering to repay a portion of its outstanding bank indebtedness and for general corporate purposes, including working capital, capital expenditures and acquisitions.

      Collins & Aikman Corporation is a major supplier of textile and plastic interior trim products and convertible top systems to
the North American automotive industry.   The company is also a
leading manufacturer of residential upholstery fabric, as well as a major provider of commercial carpet in the United States.




      This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities. The offering is made only by the prospectus supplement and the prospectus to which it relates. Copies of the preliminary prospectus supplement and prospectus relating to the offering will be available from the company in any state in which these securities may lawfully be offered. Contact: Investor Relations Department, Collins & Aikman Corporation, 701 McCullough Drive, Charlotte, NC 28262 (704) 548-2382.

Automotive Products


                                    Quarter Ended
                      April 27, 1996          April 29, 1995
                          $        %              $         %
Net sales            $ 282,702   100.0       $ 243,694    100.0%
Cost of goods sold     230,829    81.7         197,966     81.2
Gross margin            51,873    18.3          45,728     18.8
S,G&A                   21,727     7.6          14,648      6.0
Operating income     $  30,146    10.7%      $  31,080     12.8%
EBITDA               $  38,685    13.7%      $  37,587     15.4%



Interior Furnishings

                                    Quarter Ended
                      April 27, 1996          April 29, 1995
                          $         %            $          %
Net sales            $  90,909    100.0%     $ 91,196     100.0%
Cost of goods sold      64,827     71.3        63,341      69.5
Gross margin            26,082     28.7        27,855      30.5
S,G&A                   15,621     17.2        16,659      18.2
Operating income     $  10,461     11.5%     $ 11,196      12.3%
EBITDA               $  13,412     14.8%     $ 14,674      16.1%




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